ASSET PURCHASE AGREEMENT

                                 by and between

                           J.B. WILLIAMS COMPANY, INC.

                                       and

                       HOECHST MARION ROUSSEL CANADA INC.



                                October 31, 1997





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                            ASSET PURCHASE AGREEMENT
                            ------------------------

          ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 31, 1997, by and between J.B. WILLIAMS COMPANY, INC. (the "Buyer") and HOECHST MARION ROUSSEL CANADA INC. (the "Seller").

          WHEREAS, the Seller is engaged or has been engaged in the business of developing, manufacturing, marketing, selling and distributing in Canada (the "Territory") the oral care products identified on Exhibit A annexed hereto and made a part hereof (collectively, the "Products" and individually, a "Product", such business being hereinafter referred to as the "Business"); and

          WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer the Purchased Assets (as defined below).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

          1.1. Purchase and Sale of Assets. At the Effective Time (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all of the Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

               (a) The trademarks or names "CEPACOL" and "CEPASTAT," and all other trademarks, trade dress, trade names, brand names, service marks, logos, logotypes, and packaging style and symbols which are or have been used at any time in respect of the manufacture, marketing, promotion, distribution, sale, or commercial exploitation of the Products, together with all goodwill associated therewith, any registrations associated therewith, including any applications, renewals, modifications or extensions (collectively, "Registrations"), and all copyrights and slogans, all domain names and web pages and similar internet properties, in any such case that have been used in the Territory by the Seller or any affiliate or predecessor owner (or are under development for use by the Seller in the Territory), in the manufacture, marketing, promotion, distribution, sale, or commercial exploitation of the Products;

               (b) Any existing files pertaining to the manufacture, production, promotion, advertising, distribution, sale or commercial exploitation of the Products in whatever format (written or machine readable, or in computer data bases or other media), including, without limitation, research and development files and studies, market studies (including studies in respect of competitor's brands), copies of consumer complaint files, sale histories, quality control histories, files relating to the Manufacturing Know-How (as hereinafter defined), and any and all other business records relating to the Products or the Business generally;

               (c) Any (i) formulae, techniques and technical, processing and manufacturing knowledge and know-how including, without limitation, (ii) all new developments, inventions, processes, techniques and ideas, including as to batch processing, all trade secrets, technology, know-how, information relating to shelf life and stability of the Products, patents and Registrations therefor, and (iii) all papers, documentation, blue prints, drawings, compositions, diaries, notebooks, schematics, specifications, designs, methods of manufacture and production relating to all of the Purchased Assets described in subparagraphs (i) and (ii) of this Section 1.1(c), in each case which are or have been owned, used or held for use in the conduct of the Business, or are under research and development, relating to the manufacture, promotion, sale or commercial exploitation of the Products or relating to the Business generally (the "Manufacturing Know-How"), provided, however, that Manufacturing Know-How expressly does not include the Seller's current continuous flow process technology as applied to the Products;

               (d) Any marketing materials and rights relating to the promotion, marketing, advertisement or commercial exploitation of the Products, including slogans, jingles, marketing campaigns, promotional materials, art, mechanical and artwork for the production of packaging components, television and radio masters, film or video clips, sound recordings, photographs and similar materials, including any Registrations associated therewith, that have been owned, used or held for use in the conduct of the Business, or are under development, in the promotion, marketing, advertisement or commercial exploitation of the Products or relating to the Business generally;

               (e) Any current and historical lists of customers, manufacturers, suppliers, vendors and distributors of the Business;

               (f) All rights under or pursuant to all warranties, representations and guaranties made by manufacturers, suppliers or vendors in connection with the Products, the Business or relating in any manner to the Purchased Assets;

               (g) All goodwill of the Business including, without limitation, all goodwill attributable to the Products and the other Purchased Assets; and

               (h) All assignable permits, governmental licenses, filings, authorizations, approvals and other indicia of authority used or held for use in the conduct of the Business.

          1.2. Excluded Assets; Excluded Liabilities. All other assets of the Seller are expressly excluded from the Purchased Assets (collectively, the "Excluded Assets"). Neither the Buyer nor any of its affiliates shall assume any liabilities or obligations of the Seller or any of its respective Canadian affiliates or predecessor owners, or any liabilities or obligations relating to or arising from the Business or the conduct thereof including, without limitation, (a) breach of product warranties, product liability and liability in tort (including in either case unripened liabilities due to Products manufactured by or on behalf of Seller, any Canadian affiliate or predecessor owner of the Seller or the Business or any other manufacturer, or liabilities from actions or sales occurring prior to the Effective Time), (b) indebtedness for borrowed money, (c) Tax liabilities, (d) obligations to present or former employees, agents,


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


representatives or other personnel, (e) contracts or other agreements, (f) liabilities relating to the Excluded Assets, (g) all liabilities for the violation or breach of any environmental laws, rules or regulations and (h) all liabilities for trade and consumer promotions arising prior to the Effective Time, in any case whether known or unknown, fixed or contingent, absolute, conditional or otherwise. Without limiting the generality of the foregoing, the Seller and/or any of its Canadian affiliates or predecessor owners, as the case may be, shall remain solely and exclusively liable for all liabilities or obligations as a result of any act, omission or event occurring prior to the Effective Time, whether or not the related cause of action or damage occurred after the Effective Time. All liabilities and obligations retained by the Seller, its Canadian affiliates or predecessor owners as described in this
Section 1.2, are collectively referred to herein as the "Excluded Liabilities." After the Effective Time, the Seller shall, directly or indirectly, discharge and satisfy in full when due the Excluded Liabilities.

                                   ARTICLE II.

                           CONSIDERATION FOR TRANSFER
                           --------------------------

          2.1. Consideration. Buyer is delivering to Seller on the date hereof Two Million One Hundred Thousand Canadian Dollars ($2,100,000) (such amount being the "Purchase Price" and sometimes referred to as the "Closing Cash Payment").

          2.2. Payment of Taxes. To the extent any federal taxes, GST and QST (such terms being defined in Section 4.22 herein), other provincial sales taxes, any other sales taxes, excise taxes and any other taxes, duties or other like charges are properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by the Seller to the Buyer, the Buyer shall be liable for payment of such amounts. Notwithstanding the foregoing, the Seller and the Buyer acknowledge that they are not aware of any such amounts which are due and payable in connection with the conveyance and transfer of the Purchased Assets by the Seller to the Buyer.

                                  ARTICLE III.

                THE CLOSING AND TRANSFER OF THE PURCHASED ASSETS
                ------------------------------------------------

          3.1. Closing. The transfer of Purchased Assets contemplated by this Agreement (the "Closing") shall occur on the date hereof (the "Closing Date"). The effective time of the Closing shall be 11:59 p.m. on the Closing Date (the "Effective Time").

          3.2. Deliveries by the Buyer. At the Closing, the Buyer is delivering:

               (a) The Closing Cash Payment;

               (b) A certified copy of resolutions of the Board of Directors of the Buyer providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;


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               (c) An opinion of Cummings & Lockwood, counsel to Buyer; and

               (d) Such other instruments or documents as may be reasonably requested by Seller in connection with the transactions.

          3.3. Deliveries by the Seller. At the Closing, the Seller is delivering:

               (a) A bill of sale and assignment for the Purchased Assets;

               (b) Trademark and copyright assignments;

               (c) A certified copy of the resolution of the Board of Directors of the Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (d) An opinion of Peter R. Slaughter, Esq., general counsel to Seller; and

               (e) Such other instruments or documents as may be reasonably requested by Seller in connection with the transactions.

                                   ARTICLE IV.

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLER
                            ------------------------

          The Seller represents, warrants and covenants to the Buyer as follows:

          4.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority and legal right to own, operate and carry on the Business. The Seller is duly qualified to do business and is in good standing in every jurisdiction where the nature of the Business requires such qualification, except in such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, revenues, financial condition, properties, assets or prospects of the Business (a "Material Adverse Effect").

          4.2. Authorization. The Seller has full corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement. The execution and delivery of this Agreement and by the Seller and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all requisite action, including, without limitation, by its Board of Directors. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement, or the performance of the Seller's obligations hereunder. This Agreement has been or will be duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.


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          4.3.  No  Violation.  Neither  the  execution  and  delivery  of  this
Agreement and the Seller Related Agreements by the Seller nor the performance by the Seller of its obligations hereunder or thereunder will: (a) violate or result in any breach of any provision of the Articles of Incorporation and By-laws of the Seller, each as amended; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both), or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "Encumbrance") upon any of the Purchased Assets or the Business, under or pursuant to any contract, agreement or arrangement, whether oral or in writing, to which the Business, all or any portion of the Purchased Assets, the Seller or the Seller's assets or properties is bound; (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or Governmental Authority applicable to the Business, the Purchased Assets, the Seller or the Seller's properties or assets; or (d) require Seller to make any filing or registration with, or provide notice to or obtain any permit, authorization, consent or approval of any Governmental Authority, or any other person or entity, whether under applicable law, order, statute, rule or regulation, foreign or domestic, or under any contract, agreement or arrangement, whether oral or in writing, for the execution and delivery of this Agreement and the Seller Related Agreements, the consummation of the purchase and sale of the Business and the Purchased Assets, or to enable the Buyer to continue to conduct the Business and own, use and operate the Purchased Assets after the Closing in a manner which is consistent with that in which the Business and the Purchased Assets is presently conducted, owned, used and operated, as applicable.

          4.4. Sales Reports. The Seller has delivered to the Buyer copies of the unaudited internal income statements of the Seller for calendar years ended 1994, 1995 and 1996, and for the eight-month period ended August, 1997 (the "Income Statements"), and copies of the Seller's internally generated sales reports for the Business for calendar years ended 1994, 1995 and 1996, and for the eight- month period ended August, 1997 (the "Sales Reports"). Copies of the Sales Reports are attached hereto as Schedule 4.4. Each of the Income Statements and Sales Reports was prepared in the ordinary course of Seller's business from the Seller's books and records, and represents actual, bona fide transactions, and accurately reflects the sales of the Business to all customers with whom the Seller transacted business during the above-referenced time frames.

          4.5. Absence of Undisclosed Liabilities. The Business has no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due), and no loss contingency, except as disclosed herein, which would be required to be included in any financial statement relating to the Business in accordance with GAAP, and the Seller has no knowledge of any valid basis for the assertion of any of the foregoing.


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          4.6.  Open  Orders.  The  Business  does not have any open orders with respect to which it has been prepaid, in whole or in part, or has received deposits or other advances.

          4.7. Absence of Certain Changes. Since March 31, 1997, the Seller has conducted the Business as it relates solely to the Lozenges Products only in the ordinary and usual course and, without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, there has not been any event, change or condition of any character in or on the business, properties, assets, financial condition, results of operations or prospects of the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          4.8. Title to Assets. The Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances. The Seller is not aware of any liens in the Territory made to perfect a security interest in all or any portion of the Purchased Assets. Seller acknowledges that it (through a predecessor entity) obtained title to the Purchased Assets from Merrell Dow Pharmaceutical (Canada) Inc. ("Merrell Dow") through an asset acquisition that was consummated in December of 1994, and, notwithstanding that Merrell Dow, prior to the Closing Date, was listed as the registered owner of the Registrations, Merrell Dow has no interest in the Registrations or any of the other Purchased Assets and has had no such interest since such date.

          4.9. Contracts. Other than as listed on Schedule 4.9 of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings, whether formal or informal, written or oral, that would be binding on or in any way impact Purchaser, the Purchased Assets or the Business following the Closing, including, without limitation, non-compete agreements, agreements limiting the Territory of the Business or restricting sales of the Products, agreements with sales representatives or employees, or agreements with lenders. Each of the contracts, agreements, arrangements and understandings set forth on
Schedule 4.9 are in full force and effect as of the Closing Date, and none of the parties to such contracts, agreements, arrangements and understandings is in default thereunder, nor does there exist any event or condition which, with the passage of time, or the giving of notice, or both, could reasonably be expected to become a default.

          4.10. Compliance with Applicable Laws; Permits and Licenses.

               (a) The Seller holds, and at all relevant times has held, all licenses, franchises, permits, consents and/or authorizations necessary for the lawful conduct of the Business, and the Business is not being and has not been conducted in violation of any provision of any federal, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other authorization or approval of any court or any Governmental Authority.

               (b) The Seller has no knowledge or notice of any failure to comply with any federal, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, franchise, permit, consent or license or other authorization or approval of any court or any Governmental Authority applicable to the Business.


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


               (c) Section 4.10(c) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business.

          4.11. Brokers' Fees and Commissions. Neither the Seller or its Canadian affiliates nor any of their respective directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

          4.12. Proprietary Rights.

               (a) All Registrations have been obtained or applied for in respect of the trademarks and trade names included in the Purchased Assets (hereinafter referred to as the "Proprietary Rights"). All Registrations of the Proprietary Rights are current and in good standing, none has lapsed, been terminated, abandoned or forfeited, and no renewal or expiration of any such Registration is scheduled to occur at any time within the next six (6) months. The Seller is the sole and exclusive owner of the Proprietary Rights, and has the sole and exclusive right to use, license, sublicense, assign or sell the Proprietary Rights without liability to, or consent of, any person or entity. The Seller acknowledges that no patents are listed on the Disclosure Schedule and that, as of the date of Closing, the Seller does not own any patents which relate to the Purchased Assets.

               (b) The use of the Proprietary Rights does not infringe upon the rights of any person or entity, whether or not registered, patented or copyrighted. The Seller has not received any notice of a claim of such infringement nor were any such claims the subject of any action, suit or proceeding involving the Seller. The Seller has no knowledge of any infringement or improper use by any person or entity of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement in the Territory of any of the Proprietary Rights was alleged to have been committed by any person or entity.

               (c) There are no licenses,  sublicenses or agreements relating to
(i) the use by any person or entity of the Proprietary Rights or (ii) the use by the Seller of the Proprietary Rights, and there is no prior right of any person or entity or other impediment which would invalidate or adversely affect all or any portion of the Proprietary Rights in the Territory.

          4.13. Regulatory Reports. The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file in respect of the Business or any Product of the Business in the last three (3) year period with any court or Governmental Authority, and has paid all fees or assessments due and payable in connection therewith. Furthermore, the Seller is not aware of any filing required to be made with respect to the Business or any Product of the Business prior to such three (3) year period or of any unpaid fees or assessments related thereto. No court or Governmental Authority has initiated any proceeding or investigation into the business or operations of the Business, nor has the Seller initiated any such proceeding. There is no unresolved violation, criticism or exception by any court or Governmental Authority with respect to any report or statement relating to an examination of the Business or any Product thereof.

          4.14. Agreements with Governmental Authorities. The Seller is not subject to any prohibition, cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any court or Governmental Authority relating to or affecting (or which may affect) the Business or any Product thereof.

          4.15. Customers and Suppliers of the Seller; Promotions.

               (a) Section 4.15(a) of the Disclosure Schedule contains an accurate and complete list of all customers of the Business in the thirty-six-month period ended August, 1997. The Seller compiled such list from the Sales Reports provided to the Buyer for said thirty-six month period. In addition, the Seller's relationship with certain key customers, namely, each of Medis Health & Pharmacy and Jean Coutu (PJC) Inc. (collectively, the "Key Customers"), is good, and the Seller is not aware of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated hereby) which would adversely affect the relationship of the Seller with its Key Customers.

               (b) Section 4.15(b) of the Disclosure Schedule sets forth a detailed description of all trade and consumer promotions that are now in effect or have been in effect at any time in the past twelve (12) months, including, without limitation, coupon, rebate and similar programs, two-for-one/buy one get one free and similar offers, and co-op advertising programs.

               (c) Section 4.15(c) of the Disclosure Schedule sets forth an accurate and complete list of all back orders not yet filled by Seller as of the Closing Date. Seller hereby expressly waives any right, title or interest it may have in such back orders beyond the Closing Date.

          4.16. Products and Product Warranty.

               (a) All Products of the Business manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the Business have been in conformity with all applicable contractual commitments and all express or implied warranties. No liability exists, and no liability is anticipated to arise for damages in connection with such sales or deliveries. All warranties are in conformity with the labeling and other requirements of applicable laws. The Product warranty and return experience of the Business for the three (3) years ended as of the date hereof is set forth in
Section 4.16(a) of the Disclosure Schedule.

               (b) Section 4.16(b) of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product of the Business manufactured or sold prior to the date hereof and the Closing Date ("Product Liability Claims") for amounts in excess of $3,000, or which could reasonably be expected to be material to the Business. All such Product Liability Claims, together with all existing Product Liability Claims for amounts of less than $3,000, are or will be fully covered by product liability insurance or otherwise provided for and the Seller shall properly satisfy and discharge all such Product Liability Claims. There have been no recalls, and none are threatened or pending, and no report has been filed or is required to have been filed with respect to any Products of the Business under any applicable law, rule or regulation. To the knowledge of the Seller, no circumstances exist affecting the safety of the Products of the Business which would result in any reporting obligations to any Governmental Authority or any other person or entity or could result in a claim against Buyer after the Closing.

          4.17. Taxes. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any tax or governmental charge, and there are no actions, suits, proceedings, investigations or claims now threatened or pending against the Seller in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authorities respecting charges or assessments asserted by any such authority, provided, however, the representations of the Seller contained in this sentence relate solely to the Purchased Assets. The Seller is not liable for any Canadian federal, provincial, municipal or local taxes, assessments or any other taxes due and unpaid, or to become due, which might result in a claim or lien of any kind affecting the Purchased Assets.

          4.18. Insurance. The Seller has maintained in effect insurance to cover Product Liability Claims in an amount reasonable and customary in the industry for the three year period ending on the Closing Date, and Seller will maintain such coverage for Products manufactured or shipped by Seller prior to the Closing Date for a period of three years.

          4.19. Litigation. There is no action, proceeding or investigation pending or threatened against the Seller, its affiliates, the Business or the Purchased Assets, before any court, arbitrator or administrative or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, Governmental Authority outstanding against, and unsatisfied by the Seller relating to the Business or the Purchased Assets, nor does the Seller know of any fact, event or condition which could reasonably be expected to serve as a basis for the assertion of any such action or proceeding.

          4.20. Residency of Seller. The Seller is a resident in Canada within the meaning of the Income Tax Act (Canada).

          4.21. Compliance with Sale of Enterprise/Bulk Sales Provisions. Neither the entering into or delivery of this Agreement by the Seller nor the consummation of the transaction contemplated hereby will result in the violation of any applicable law, rule or regulation regarding the "sale of an enterprise" provisions of the Civil Code of Quebec.

          4.22. Registration for Purposes of GST. The Seller is duly registered for purposes of the goods and services tax ("GST") under subdivision (d) of Part IX of the Excise Tax Act (Canada) under the number 102376738 and is duly registered for purposes of the

Quebec sales tax ("QSA") under the Act respecting the Quebec Sales Tax ("QSA Act") under the number 1001836982.

          4.23. Disclosure. No representation or warranty as to the Seller or any affiliate, the Purchased Assets or the Business contained in this Agreement and no statement contained in the Disclosure Schedule or any document, instrument or agreement delivered by the Seller pursuant hereto or in connection herewith contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statement herein or therein not misleading.

          4.24. Knowledge of the Seller, Etc. To the extent that the Seller represents and warrants to have had knowledge or belief as to any event, fact, condition or other matter set forth in this Agreement, "knowledge" or "belief" (or similar words) shall mean the knowledge or belief of the directors of the Seller, and the officers of the Seller employed in the Business.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

          The Buyer represents, warrants and covenants to the Seller as follows:

          5.1. Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its organization, with all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted.

          5.2. Authorization. The Buyer has full corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement and all other agreements, documents, certificates and other instruments contemplated hereby or required herein to which Buyer is a party or by which Buyer's assets or properties are bound (the "Buyer Related Agreements"). The execution and delivery of this Agreement and the Buyer Related Agreements by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite action including, without limitation, by its Board of Directors. No other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the Buyer Related Agreements, or the performance of the Buyer's obligations hereunder and thereunder. This Agreement and the Buyer Related Agreements have been or will be duly and validly executed and delivered by the Buyer and constitute or will constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

          5.3. No Violation. Neither the execution and delivery of this Agreement and the Buyer Related Agreements by the Buyer, nor the performance by the Buyer of its obligations hereunder and thereunder, will: (a) violate or result in any material breach of any provision of the Certificate of Incorporation or By-laws of the Buyer, each as amended; (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer or its properties or assets which, any case, could reasonably be expected to have a material adverse effect on the business, revenues, financial condition, results of operations, properties, assets or prospects of the Buyer; or (c) require any filing or registration with, or any notice to or any permit, authorization, consent or approval of any person or entity or any Governmental Authority on the part of the Buyer for the consummation by the Buyer of the transactions contemplated hereby and under the Buyer Related Agreements.

          5.4. Broker's Fees and Commissions. Neither the Buyer nor any of its affiliates, shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no such fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

          5.5. Disclosure. No representation or warranty as to the Buyer contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statement herein or therein not misleading.

                                   ARTICLE VI.

                                    COVENANTS
                                    ---------

          6.1. Use of Name. For a period of twelve (12) months from the Closing Date, Seller shall permit Buyer to use the marks and logos, or any other related logos, tradenames or trademarks used on the Products or their packaging within the past thirty-six (36) months, in connection with the sale and distribution of the Products; provided, however, that Buyer shall not order any new packaging from six (6) months after the Closing Date which bears any of such other tradenames, trademarks or logos; and provided further that Buyer shall acquire no interest in any such other logos, tradenames and trademarks. In addition, nothing herein shall restrict the continued existence in the wholesale or retail marketplace of products bearing such other logos, tradenames or trademarks following the Closing Date.

          6.2. Confidentiality. After the Closing, the Seller shall not use, publish or disclose to any person or entity any confidential or proprietary information comprising part of the Purchased Assets or relating to the Business; provided, however, that the foregoing restrictions shall not apply to information: (i) that is necessary to enforce its rights under or defend against a claim asserted under this or any other agreement with the Buyer or any agreement with a third party, (ii) that is necessary or appropriate to disclose to any regulatory authority or governmental agency having jurisdiction over the Seller or as otherwise required by law or (iii) that is or becomes generally known other than through a breach of this Agreement by Seller.

          6.3. Further Assurances. After the Closing, each of the Seller and the Buyer shall take all actions reasonably requested by the other party to confirm or perfect the transfer of the Purchased Assets.

          6.4. Trade and Consumer Promotions.

               (a) The Seller shall promptly discharge and honor all commitments and obligations with respect to trade promotions, refunds and similar promotional campaigns arising out of any sales of Products of the Business prior to the Closing Date and any consumer coupons or similar items that were issued or distributed prior to the Closing Date.

               (b) The Buyer shall promptly discharge and honor all commitments and obligations with respect to trade promotions, refunds and similar promotional campaigns arising out of any sales of Products of the Business on or after the Closing Date and any consumer coupons or similar items that will be issued or distributed by the Buyer on or after the Closing Date.

          6.5. Trade Returns.

               (a) Following the Closing Date, returns of inventory to Seller from the trade will be accepted by Buyer in accordance with its usual trade practices and Buyer shall be responsible thereafter for any refund or credit due to the customer.

               (b) Seller shall promptly reimburse Buyer the dollar amount represented by (i) all returns of Cepacol mouthwash and (ii) all returns of Lozenges Products in excess of $1,000 per month, which are accepted by Seller prior to December 31, 1997, provided that such returns were not caused or generated by material changes to the Business (i.e., competitive entries, new packaging or returns solicited by or brought on by Buyer).

          6.6. Consumer Returns. After the Closing, Seller shall refer any consumer complaints or returns to Buyer, and Buyer shall be responsible for responding thereto. Nothing herein shall cause Buyer to be liable in respect of such consumer complaints except as specifically provided herein.

                                  ARTICLE VII.

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

          7.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing for a period of two (2) years, except that (i) the representations and warranties set forth in
(ii) Section 4.8 (Title to Assets), and Section 4.17 (Taxes) and (ii) the indemnification obligations in respect of the Excluded Liabilities, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any claims made within the applicable survival period until finally resolved or judicially determined, including any appeal thereof. The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party.

          7.2. Indemnification of the Buyer. After the Closing Date for a period of two (2) years, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and affiliates and their successors and assigns (each a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

               (a) Any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto or any covenant or agreement made by the Seller herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto;

               (b) Any liability of the Buyer for causes of action arising in connection with the Business, the Purchased Assets based, in whole or in part, upon actions or omissions which occurred prior to or on the Closing Date, or relating to the period prior to or on the Closing Date;

               (c) The Excluded Liabilities;

               (d) Any liability of the Buyer to any creditor of the Seller and/or any liability which the Buyer may suffer or incur as a result of, in respect of, or arising out of the non-compliance of the purchase and sale of the Purchased Assets with the provisions respecting the sale of an enterprise of the Civil Code of Quebec; and

               (e) Any liability of the Buyer for any federal taxes, GST, QST, other provincial sales taxes or other sales taxes, excise taxes, other provincial taxes and all other taxes, duties, governmental assessments or other like charges payable by Seller in connection with the conveyance and transfer of the Purchased Assets or otherwise.

          7.3. Indemnification of the Seller. After the Closing Date for a period of two (2) years, the Buyer agrees to indemnify, defend and save the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns (each, a "Seller Indemnified Party") harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto, any covenant or agreement made by the Buyer in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto, or any liability of the Seller for causes of action arising in connection with the Business or the Purchased Assets based upon actions or omissions which occurred following the Closing Date, or relating to the period following the Closing Date.

          7.4. Indemnification Procedure for Third Party Claims.

               (a) In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any person or entity which is not a party to this Agreement (including, without limitation, any Governmental Authority) (a "Third Party Claim") against such Indemnified Party, with respect to which the Buyer or the Seller (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's reasonable approval in accordance with the terms hereof.

               (b) In the event that the  Indemnifying  Party shall fail to give the Defense Notice within the time and as prescribed by Section 7.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent or otherwise breaches this Article VII, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

               (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the
Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this
Section 7.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five (5) days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus costs and expenses paid or incurred by the Indemnified Party up to the point through the date of such Settlement Notice. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article VII with respect to such Third Party Claim.

               (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth (10th) day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof in cash.

          7.5. Failure to Give Timely Notice. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

          7.6. Notice of Claims. In the case of a claim, other than a Third Party Claim, for indemnification under Section 7.2 or Section 7.3 hereof, upon determination by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the

Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Upon the
Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

          In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.

          7.7. Liability Limitations. The parties agree that the maximum aggregate liability of either party under this Article VII shall be the amount of the Purchase Price, and, in addition, either party shall only be liable to the other under this Article VII to the extent that any Third Party Claim or other claim is in excess of $1,000; provided, however, once all claims of less than $1,000 total an amount equal to $25,000 or more, then the indemnifying party shall thereafter be liable for all Third Party Claims and/or other claims regardless of amount.

                                  ARTICLE VIII.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          8.1. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by a duly authorized representative of each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          8.2. Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible to as to give effect to the intentions of the provision found unenforceable or invalid.

          8.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          8.4. Expenses. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts.

          8.5. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:

                (a)  If to the Buyer:

                J.B. Williams Company, Inc.
                65 Harristown Road
                Glen Rock, New Jersey  07452
                Attention:    Dario U. Margve
                Telephone:  (201) 251-8100
                Facsimile:    (201) 251-8098

                with a copy to:

                Cummings & Lockwood
                Four Stamford Plaza
                107 Elm Street, PO Box 120
                Stamford, CT  06904
                Attention:  Katherine P. Burgeson, Esq.
                Telephone:  (203) 351-4260
                Facsimile:  (203) 351-4499

                (a)  If to the Seller:

                Hoechst Marion Roussel Canada Inc.
                2150 St. Elzear Blvd. West
                Laval, Quebec, Canada  H7L 4A8
                Attention:    Stephen A. Cromar
                Telephone:  (514) 331-9220
                Facsimile:    (514) 334-8016

                with a copy to:

                Peter R. Slaughter, Esq.
                Vice President, General Counsel and Secretary
                2150 St. Elzear Blvd. West
                Laval, Quebec, Canada  H7L 4A8
                Telephone:  (514) 339-5137
                Facsimile:    (514) 956-6171
or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, and/or upon facsimile transmission, as the case may be.

          8.6. Governing Law; Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Quebec without regard to its conflicts of law principles. The parties hereto do hereby consent and submit to the venue and jurisdiction of the courts in the Province of Quebec as the sole and exclusive forum for such matters of dispute, and further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein and a party's refusal to accept any such notice shall be equivalent to service.

          8.7.   Counterparts.   This  Agreement  may  be  executed  in  several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          8.8. Integration. This Agreement, together with the Exhibits hereto, the Disclosure Schedule, and all other documents to be delivered in connection herewith, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior and contemporaneous agreements, covenants, understandings, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

          8.9. Assignment. Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign its rights to (a) any wholly-owned subsidiary of the Buyer or (b) any successor of the Buyer in connection with the sale of all or substantially all of the assets of the Buyer or the merger or consolidation of the Buyer with another party, provided such affiliate or successor agrees in writing to be bound to all of the terms and liabilities of this Agreement to the same extent that the Buyer is bound, and provided, further, that the Seller may assign any of its rights that survive the Closing under this Agreement to any wholly-owned subsidiary or affiliate of the Seller. Any assignment in contravention of this
Section 8.9 shall be null and void.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           J.B. WILLIAMS COMPANY, INC.


                                           By: /s/ DARIO U. MARGVE
                                              -------------------------------
                                              Dario U. Margve
                                              President


                                           HOECHST MARION ROUSSEL CANADA INC.


                                           By: /s/ GERALD P. BELLE
                                              -------------------------------
                                              Name:  Gerald P. Belle
                                              Title: President


EXHIBIT A - Product List
SCHEDULE 4.4 - Sales Reports
SCHEDULE 4.9 - Contracts
SCHEDULE 4.10(c) - Licenses, Franchises, Permits, Etc.
SCHEDULE 4.15(a) - List of Customers
SCHEDULE 4.15(b) - Trade and Consumer Promotions
SCHEDULE 4.16(a) - Product Warranty and Return Experience
SCHEDULE 4.16(c) - Product Liability Claims

                                    EXHIBIT A
                                    ---------

                                   Product List
                                   ------------

                       Hoechst Marion Roussel Canada Inc.
                           2150 St. Elzear Blvd. West
                          Laval, Quebec, Canada H7L 4A8


                                October 31, 1997


J.B. Williams Company, Inc.
65 Harristown Road
Glen Rock, New Jersey 07452

          Re: Sale of Inventory

Dear Sirs:

          As further consideration for the transaction contemplated under that certain Asset Purchase Agreement dated as of the date hereof (the "Agreement;" terms used herein and not otherwise defined having the meaning set forth in the Agreement) between Hoechst Marion Roussel Canada Inc. (the "Seller") and J.B. Williams Company, Inc. (the "Buyer"), the Seller has agreed to sell, and the Buyer has agreed to cause SmithKline Beecham Consumer Healthcare Canada, L.P. ("SmithKline") to purchase directly from the Seller, at the effective time, on the Closing Date, certain finished goods being inventory of the Business consisting solely of the Lozenges Products referred to on Exhibit A annexed hereto (the "Inventory"). SmithKline is a distributor of products acquired by the Buyer and sold in Canada. The Inventory will be sold to SmithKline by purchase order and invoice and pursuant to the customary business practices of the Seller and SmithKline.

          The Seller hereby covenants that all of the Inventory to be purchased by SmithKline shall (i) be of good and merchantable quality, saleable and usable in the ordinary course of business (including the packaging thereof) and, without limiting the generality of the foregoing, not obsolete, (ii) be in conformity with all applicable warranties and guaranties made by the Seller,
(iii) have at least a twelve (12) month shelf-life remaining as of the date upon which such inventory could reasonably be expected to be sold based upon the average monthly sales rate for each product, and (iv) be at levels not excessive in relation to the circumstances of the Business and in accordance with past inventory stocking practices of the Business. In addition, the Seller covenants that there will be sufficient finished goods of each category of Product, which finished goods shall be either (i) on hand or (ii) scheduled for production following the Closing Date (except for the backorders specifically disclosed to the Buyer in Section 4.15(c) of the Agreement and listed in Schedule 4.15(c) of the Agreement and attached hereto as Exhibit B) for the continuation of sales of the Products in the ordinary course by the Buyer for the three (3) month period following the Closing Date, based on Seller's experience in the past year (and without interruption other than minor interruptions consistent with the Seller's past experience).

          After the Closing for a period of two (2) years, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and affiliates and their successors and assigns (each a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from any failure by the Seller to comply with any of the provisions of this Letter Agreement with respect to the sale of the Inventory to SmithKline.

          Please indicate your consent and acknowledgment of the foregoing by executing this Letter Agreement in the space provided below.

                                    Sincerely,

                                    HOECHST MARION ROUSSEL CANADA INC.



                                    By
                                      --------------------------------------
                                      Name:   Gerald P. Belle
                                      Title:  President


Accepted and agreed to as of this
31st day of October, 1997 by:

J.B. WILLIAMS COMPANY, INC.



By
  --------------------------------
  Name:   Dario U. Margve
  Title:  President

                                    EXHIBIT A
                                    ---------


                                Lozenges Products
                                -----------------

                                    EXHIBIT B
                                    ---------


                               List of Backorders
                               ------------------